UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 14, 2018

Concho Resources Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33615	76-0818600
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Concho Center 600 W. Illinois Avenue Midland, Texas	79701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (432) 683-7443

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On June 14, 2018, Concho Resources Inc. (the “Company”) and certain of its current subsidiaries entered into an underwriting agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the underwriters named in Schedule 1 thereto (collectively, the “Underwriters”), in connection with an underwritten public offering of $1,600 million aggregate principal amount of the Company’s senior unsecured notes, consisting of $1,000 million aggregate principal amount of the Company’s 4.300% senior unsecured notes due 2028 (the “2028 notes”) and $600 million aggregate principal amount of the Company’s 4.850% senior unsecured notes due 2048 (the “2048 notes” and, together with the 2028 notes, the “notes”). Following the closing of the Company’s acquisition of RSP Permian Inc. (“RSP”) through an all-stock transaction (the “RSP Acquisition”), Concho intends to use the net proceeds from this offering to redeem, as previously announced, RSP’s 6.625% senior notes due 2022 and 5.25% senior notes due 2025 (collectively, the “RSP notes”) for approximately $1.2 billion and to repay a portion of the outstanding indebtedness under RSP’s existing credit facility, under which RSP had outstanding borrowings of $445 million as of March 31, 2018. Pending the redemption of the RSP notes and the repayment of a portion of the outstanding indebtedness under RSP’s existing credit facility, the Company intends to invest the net proceeds from this offering primarily in cash, cash equivalents and U.S. government securities.

If the RSP Acquisition is not completed on or prior to December 31, 2018, or is terminated on or prior to completion, the Company will redeem all of the notes at a price equal to 101% of the principal amount of the notes of the applicable series, plus accrued and unpaid interest to the redemption date.

The issuance and sale of the notes has been registered under the Securities Act of 1933 (the “Securities Act”) pursuant to an automatic shelf Registration Statement on Form S-3 (Registration No. 333-225609), as amended, of the Company, filed with the Securities and Exchange Commission on June 14, 2018. Each series of the notes will be issued pursuant to a new supplemental indenture to the Company’s existing indenture. The 2028 notes and the 2048 notes will each be guaranteed on a senior unsecured basis by certain of the Company’s current subsidiaries. Closing of the issuance and sale of the notes is expected to occur on July 2, 2018, subject to customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

Certain of the Underwriters or their affiliates have from time to time provided investment banking, commercial banking and financial advisory services to the Company, for which they have received customary compensation. The Underwriters and their affiliates may provide similar services in the future. In particular, certain of the Underwriters or their affiliates are lenders under the Company’s credit facility. From time to time, certain of the Underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in the Company’s debt or equity securities or loans, and may do so in the future. In addition, certain of the Underwriters or their affiliates are holders of the RSP notes or lenders under RSP’s credit facility and, accordingly, may receive a portion of the proceeds of this offering pursuant to the repayment thereof with the proceeds of this offering.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to such Underwriting Agreement, a copy of which is filed herewith as Exhibit 1.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement dated June 14, 2018 by and among Concho Resources Inc., the subsidiary guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the underwriters named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCHO RESOURCES INC.

Date: June 15, 2018	By:	/s/ Travis L. Counts
	Name:	Travis L. Counts
	Title:	Senior Vice President, General Counsel and Corporate Secretary